Exhibit 10.1.21

DATED July 24th, 2007

POBT HOLDINGS LIMITED
 (formerly POBT Bank and Trust Limited)

and

CSN Madeira Lda.

And

Fruhling Fund, Ltd.

DEED OF NOVATION

THIS DEED OF NOVATION is made the July 24th, 2007.

BETWEEN:

(1) POBT Holdings Limited (formerly POBT Bank and Trust Limited), a corporation duly organized and existing under the laws of The Commonwealth of the Bahamas, with its principal office located at One Montague Place, East Bay Street, 4th Floor, Nassau, Bahamas ("POBT");

(2) CSN Madeira Lda., a corporation duly organized and existing under the laws of Portugal, with its principal office located at Avenida Zarco No 2, 2nd Floor, Freguesia da Sé, Conselho de Funchal, ZIP 900-069 ("CSN Madeira"); and

(3) FruhIing Fund, Ltd., an investment fund organized under the laws of the Cayman Islands, with its registered office located at UBS House, 227 Elgin Avenue, Grand Cayman, Cayman Islands ("Fruhling").

WHEREREAS

(A) CSN Overseas and POBT entered into a Share Swap Transaction dated April 2, 2003 (hereinafter called the "Transaction");

(B) On July 30, 2004 POBT and CSN Overseas have agreed to amend the confirmations of the Share Swap Transaction, including the Specified Transaction, by changing the Fixed Rate to 7,5% p.a. and the Valuation Date to July 28, 2006 (hereinafter called "Amendment 1");

(C) CSN Overseas, CSN Steel Corp and POBT have entered into a Deed of Novation as of December 28, 2004, in which all rights and obligations of CSN Overseas were transferred to CSN Steel Corp;

(D) On July 05, 2006 POBT and CSN Steel Corp. have agreed to amend the confirmations of the Share Swap Transaction, including the Transaction (hereinafter called simply as "Amendment 2");

(E) CSN Steel Corp., CSN MADEIRA Lda. and POBT have entered into a Deed of Novation dated as of June 30, 2007, in which all rights and obligations of CSN Steel Corp were transfered to CSN Madeira Lta.;

(F) The Shares described in the Transaction have suffered a Split as of May 30, 2004, where each 1 share has become 4 shares ("Split Event");

(G) The Number of Shares described in the Transaction will change from 1,800,000 to 7,200,000, after the Split Event;

(H) Transaction will be divided into 2 Transactions: (1) in respect to 4,236,211 (Number of Shares) from POBT to Symmetry ("Transaction 1") which will be the role of another Agreement and (2) in respect to 2,963,789 (Number of Shares) from POBT to Fruhling Fund Ltd ("Transaction 2") which is the role of this Deed of Novation;

(I) The parties wish to enter into this Deed of Novation in order to novate the rights and obligations of POBT under the Transaction 2 from POBT to Fruhling and to substitute POBT for Fruhling thereunder in the manner hereinafter specified;

(J) The parties hereto wish to novate the Transaction 2 where the Number of Shares will be 2,963,789, the Equity Notional Amount will be USD14,751,103.87 and the Initial Price will be USD 4.97711 and this Transaction 2 is hereby transferred to Fruhling and, therefore, all obligations arising out from such Transaction 2 of POBT thereunder cease and are assumed by Fruhling instead.

1T IS AGREED as follows:

1. Novation

1.1 With effect from the date of this deed Fruhling hereby assumes all of the obligations of POBT in respect of the Transaction 2 as if it and not POBT had always been a party to the Transaction.

1.2 With effect from the date of this deed the Fruhling hereby releases and discharges POBT from all its obligations in respect of the Transaction 2 and agrees to the assumption of those obligations by Fruhling as if Fruhling had always been a party to such agreement.

2. Amendment and Confirmation

2.1 With effect from the date of this deed, the Specified Transaction shall be amended and effective as per the Confirmation described in the Schedule 1 with the terms above mentioned of Transaction 2 and all references therein to POBT being changed to references to Fruhling.

2.2 Fruhling and POBT hereby confirm that with effect from the date of this deed, the Transaction 2 (described in the Schedule 1) will continue in full force and effect in all respects.

3. Counterparts

This deed of novation may be executed in any number of counterparts all of which when taken together shall constitute one and the same deed and any party may enter into this deed of novation by executing any such counterpart.

4. Governing Law

The validity, construction and performance of this deed shall be governed by and construed in accordance with the laws of the State of New York, United States of America

IN WITNESS WHEREOF this document has been executed and delivered as a deed the day and year first above writen.

Schedule 1 to the Deed of Novation signed between POBT Holdings Limited, Fruhling Fund, Ltd and CSN Madeira Lda. as of the date hereof.

Transaction

CSN MADEIRA LDA.

Date: July 24, 2007
To:	CSN Madeira Lda.
From:	Fruhling Fund, Ltd.
Re:	Swap Transaction

Dear Sirs:

     The purpose of this letter agreement (this "Confirmation") is to confirm the terms and conditions of the Share Swap Transaction entered into between Fruhling Fund, Ltd. (the "Fruhling"), a company incorporated under the laws of the Cayman Islands, with its with its registered office located at UBS House, 227 Elgin Avenue, Grand Cayman, Cayman Islands and CSN Madeira Lda. ("CSN Madeira") a corporation duly organized and existing under the laws of Portugal, with its principal office located at Avenida Zarco No 2, 2nd Floor, Freguesia da Sé, Conselho de Funchal, ZIP 900-069, on the Trade Date specified below (the "Transaction"). This Confirmation constitutes a "Confirmation" as referred to in the ISDA Master Agreement specified below.

     The definitions and provisions contained in the 2000 ISDA Definitions, and in the 1996 ISDA Equity Derivatives Definitions (the "Equity Definitons") as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation will govern.

                    Calculation Agent: Fruhling

                    Account Details:

                    Account for payments to CSN Madeira:

                    Bank: Citibank, N.A., New York
                    Account Nr. 36839246
                    ABA 021000089
                    Swift Code: CITIUS33

                    Account for payments to Fruhling:

                    UBS AG
                    677 Washington Boulevard
                    Stamford, CT 06912

                    USA
                    ABA #: 0260-0799-3

                    For credit to the account of:
                    Fruhling Fund, Ltd.

     2. The terms of the particular of the Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	April 2, 2003

Effective Date:	April 7, 2003

Termination Date:	The Equity Payment Date

Shares:	Companhia Siderurgica Nacional – American Depositary Receipt – Ticker SID, Cusip 20440W105.

Exchange:	New York Stock Exchange

Related Exchange(s):	All Exchanges

Exchange Business Day:
Notwithstanding anything to the contrary in the definition of "Exchange Business Day" in Section 1.20 of the Equity Definitions, "Exchange Business Day" means any day that each Exchange and each Related Exchange are open for trading unless the Calculation Agent determines that any failure of such Exchange or Related Exchange to open does not have a material effect on the trading market for Shares. Each such day shall be an Exchange Business Day notwithstanding any such Exchange or Related Exchange closing to prior to its regular weekday closing time.

Market Disruption Event:
Notwithstanding anything to the contrary in Section 4.3 of the Equity Definitions, "Market Disruption Event" means the occurrence or existence on any Exchange Business Day (A) at the relevant Valuation Time or at any time during the one-half hour period that ends at the relevant

Valuation Time of any suspension, limitation imposed on, or impairment occuring with respect to trading (by the relevant Exchange or Related Exchange or otherwise or by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in (x) the Share on the Exchange or (y) any options contracts or futures contracts relating to the Share on any Related Exchange if, in any such case, the Calculation Agent determines that such suspension, limitation or impairment has a material effect on the trading market for the affected financial instruments or (B) of a System Disruption.

In addition it shall be a Market Disruption Event if the Exchange or Related Exchange closes prior to their scheduled closing time (if, in any Duch case, the Calculation Agent determines that such earlier closing has a material effect on the trading market for the affected financial instruments at the Valuation Time). A "scheduled closing time" is any regular weekday closing time or any closing time announced by the Exchange or Related Exchange, as the case may be, prior to the close of the regular trading session on such Exchange or Related Exchange on the previous Exchange Business Day.

System Disruption:
Any event that materially disrupts (as determined by the Calculation Agent) the ability to effect transactions in the Share on the Exchange. The types of disruptions contemplated by this provision include, but are not limited to, (a) the temporary closure and reopening of the Exchange at any point during the regular trading session and (b) a material systems failure of the trading communications and connectivity systems to the Exchange.

Equity Amounts Payable by Fruhling

Equity Arnount Payer:	Fruhling

Number of Shares:	2,963,789

Equity Notional Amount:	USD14,751,103.87

Equity Notional Reset:	Not Applicable

Equity Payment Date:	Three Currency Business Days after the Valuation Date

Type of Return:	Price Return

Initial Price:	USD 4.97711

Final Price:	Means arithmetic mean of the Relevant Prices of the Shares on each Averaging Date.

Relevant Price:	The last traded price per share quoted by the Exchange.

Valuation Time	The close of trading on Exchange

Valuation Date(s):	July 27, 2007

Averaging Date (s):	Every Exchange Business Day between June 27, 2007, inclusive, and July 27, 2007 exclusive.

Averaging Date Market Disruption:	Postponement

Dividend Amount:	The Cash Dividend for the relevant Dividend Period multiplied by the number of Shares. Subject to the provisions under "Cash Dividends" below.

Cash Dividends:
100% (the "Percentage Amount") of the gross dividend, (cash or stock dividend) and/or interest on own capital "juras sobre capital próprio" declared and paid by the Issuer to holders generally of record of a single Share on the relevant record date during the relevant Dividend Period. For the avoidance of doubt, the "gross dividend" (cash or stock dividend)and/or interest on own capital "juros sobre capital próprio" shall represent a sum before the withholding or deduction of any taxes at the source by or on behalf of any applicable authority having power to tax in respect of such a dividend, (cash or stock dividend) and/or interest on own capital "juros sobre capital próprio" and shall exclude any imputation or other credits, refunds or deductions granted by any applicable authority having power to tax in respect of such dividend and any taxes, credits, refunds or benefits imposed, withheld, assessed or levied thereon.

Dividend Period:	Has the meaning specified in Section 7.12 (c) of the 1996 ISDA Equity Derivatives Definitions,

Dividend as Collateral:
Any Dividend Amount received by Fruhling shall be promptly deemed posted Collateral three Business Days after the receipt of such Dividend Amount, regardless of any Collacteral call by Fruhling, and to the extent it causes, at any time, the amount of deposited Collateral to exceed the Collateral requirement setforth above (i.e., 30% of the Equity Notional Amount), such excess amount shall be released to CSN as provided in "Collateral" below. In the event the Dividend Amount effectively received by Fruhling is subject to any deduction or withholding fax, Fruhling shall considered, for the purpose of this section, the net amount effectively received.

Gross up:	All payments to be made by each of the Parties hereto to the other Party under this Transaction will be made without any deduction or withholding tax.

Reinvestment of Dividends:	Not Applicable

Fixed Amounts payable by CSN Madeira

Fixed Rate Payer:	CSN MADEIRA

Calculation Amount:	The Equity Notional Amount

Payment Dates:
Three Business Days after the Valuation Date subject to adjustment in accordance with the Business Day Convention , provided that, if on such date the corresponding Paymenf Date has not yet occurred, such Payment Date shall be postponed to the date on which the Paymenf Date occurs and the Fixed Rate Payer shall pay the Fixed Amount due in relation to the relevant Calculation Period on that postponed Payment Date.

Fixed Rate:	7,5% p.a.

Fixed Rate Day Count Fraction:	Actual /360

Business Days:	Following Business Day Convention

Adjustments:

Method of Adjustment:	Calculation Agent Adjustment

Extraordinary Events:

Consequences of Merger Events:

Share-for-Share:	Alternative Obligation

Share-for-Other:	Cancellation and Payment

Share-for-Combined:	Cancellation and Payment

Merger Event
(a) "Merger Event" means, in respect of any relevant Shares, any (i)reclassification or change of such Shares that results in a transfer of or an irrevocalbe commitment to transfer all of such Shares outstanding, (ii) consolidation, amalgamation or merger of the Issuer with or into another entity   (other than a consolidation, amalgamation or merger in which such issuer is the continuing entity and which does not result in any such reclassification or change of all of such Shares outstanding) or (iii) other takeover offer for such Shares that results in a transfer of or an irrevocable commitment to transfer all such Shares (oher than such Shares owned or controlled by the offeror), in each case if the

Merger Date is on or before, in the case of a Physically –settled Option Transaction, the Expiration Date or, in any other case, the final Valuation Date.

"Merger Date" means the closing date of the Merger Event, provided, that for a tender Offer, the Merger Date in the date on which shares in the amount of the applicable percentage threshold are actually purchased (as determíned by the Calculation Agent)

Payment Currency:	AII amounts payable under this Transaction shall be in USD.

Nationalization, Insolvency or De-listing:	Cancellation and Payment

Optional Early Termination:
CSN Madeira and Fruhling have the rigtht to Early Terminate this Transaction, in whole or in part, provided that the terminating party shall issue an Early Termination Notice addressed to the other party. The parties hereby acknowledge that any such Early Termination may materially adverse affect the Final Price for the Shares due to market conditions and the number of Shares requested throught an Early Termination Notice, being agreed that the Calculation Agent will determine the Final Price. In case of a partial Early Termination the parties agree to sign an amendment in order to make the proper ajustments to this transaction and reflect therefrom such Early Termination.

Early Termination Settlement Amount:	The amount agreed between the parties.

Early Termination Date:	One Exchange Business Day after the date Early Termination Notice has been signed.

Collateral:	Collateral will be posted by CSN Madeira in an amount equal to 30% of the Equity Notional

Amount. The Calculation Agent will calculate on a daily basis if the amount deposited as Collateral, affected by the estimated Settlement Amount in respect of this transaction as if this transaction was terminated at that moment, still represents 30% of the Equity Notional Amount. If at any moment this calculation shows a result of less than 20% or more than 40% of the Equity Notional Amount, FRUHLING or CSN MADEIRA respectively reserves the right to call or redeem respectively for Collateral in order to achieve the previous 30% of the Equity Notional Amount. If the result of the aforesaid calculation is different from 30% on any last Business Day of each month FRUHLING will call or redeem Collateral in order to achieve the previous 30% of the Equity Notional Amount. Without any limitation of the foregoing, CSN MADEIRA hereby grants FRUHLING a first priority security interest in the collateral as collateral for its obligations under this Transaction. Upon any default by CSN MADEIRA (including any default under the Transaction or any other transaction between CSN MADEIRA and FRUHLING or its affiliated), FRUHLING shall have all of the rights with respect to the collateral of a secured party under the Uniform Commercial Code as in effect from time to time in the State of New York

Determining Party:	FRUHLING

Credit Provisions:
In consideration of FRUHLING and CSN   MADEIRA entereing into this Transaction and in   order to support and secure the obligations of   CSN MADEIRA under this Transaction, the   Agreement and any other transaction between   CSN MADEIRA and FRUHLING, CSN MADEIRA   will from time to time, whenever requested by   FRUHLING deposit with Eligible Collateral as   provided below always in accordance with the   dynamic of Collateral.

Settlement Terms:

Cash Settlement:	Applicable

Settlement Currency:	USD

Cash Settlement Payment Date	Three Currency Business Days after the Relevant Valuation Date or the Early Termination Date as the case may be.

“Elligible Collateral"	means cash and/or US Treasury-bills and/or certificates of deposit issued by FRUHLING or any other financial insititution previously approved by FRUHLING with the maximum term of 90 days.

Events of Default and Termination Events

The occurrence of one or more of the following events during the period from and including the Trade Date up to and including the Termination Date will be considered an Event of Default:

(i) Failure to Pay or Deliver;
(ii) Breach of Agreement;
(iii) Misrepresentation;
(iv) Cross Default, with Threshold Amount of US$10,000,000.00 (or its equivalent in other currencies);
(v) Bankruptcy;
(vi) Merger Without Assumption; and

The occurrence of one or more of the following events during the period from and including the Trade Date up to and including the Termination Date will be considered a Termination Event:

(i) Illegality
(ii) Tax Event;
(iii) Tax Event Upon Merger; and
(iv) Credit Event Upon Merger, provided however that provided, however, that the phrase "materially weaker' means (i) the senior long-term debt or deposits of the resulting, surviving or transferee entity is or are, as the case may be, rated less than investment grade by Standard & Poor's Corporation or Moody's Investors Service, Inc., or (ii) in the event that there are no such Standard & Poor's Corporation or Moody's Investors Service, Inc, ratings, the Policies (as defined below) in effect at the time, of the party which is not the Affected Party, would lead such non-Affected Party, solely as a result of a change ín the nature, character, identity or condition of the Affected Party, from its state prior to such consolidation, amalgamation, merger or transfer, to decline to make an extension of credit to, or enter into a Transaction with, the resulting, surviving or transferee entity. "Policies", for the purposes of this definition means: (1)(A) internal credit limits applicable to individual entities or (B) other limits on doing business with entities domiciled or doing business in certain jurisdictions or engaging in certain activities, or (2) internal restrictions on doing business with entities with whom the party which is not the Affected Party has had prior adverse business relations.

Automatic Early Termination: Applicable

in respect of this transaction, FRUHLING from the date hereof until the Termination Date (or Early Termination Date), shall at all times be the relevant owner of record and beneficial owner of all the Shares, provided, however, that FRUHLING may transfer the Shares to any of its affiliates and may enter into certain transactions, such as selling transactions linked to derivative transactions with the specific purpose of permitting FRUHLING to leverage its position for a certain period of time not to exceed the Termination (or the Early Termination Date) to the extent that the Shares may at any time return to its property and possession in order to enable it to comply with its obligations hereunder.

Additional Guarantees:
Companhia Siderurgica Nacional (hereinafter referred as the "Guarantor") hereby unconditionally and irrevocably guarantees to FRUHLING the due and punctual payment of all sums due by CSN MADEIRA in accordance therewith and when the same become due and payable. The Guarantor hereby unconditionally and irrevocably waives any and all rights it may have under Articles 827, 828, 838 I and 839 of the Brazilian Civil Code, and Article 595 of the Brazilian Code of Civil Procedure. In the event the Guarantor is not allowed to remit the amount due by CSN MADEIRA to FRUHLING, the Guarantor hereby undedakes to effect the payment in Brazil according to the instructions to be sent by FRUHLING to the Guarantor in which it will be indicated the name of the payee in Brazil.

Reliance on own Expertise:

The FRUHLING and CSN MADEIRA represents and guaranty to the other that: (a) it is entering into the Transaction as principal (and not as agent or in any other capacity); (b) the other party is not acting as a fiduciary for or an advisor to it in respect of the Transaction; (c) it is not relying upon any representation of the other party except those expressly set forth in the Agreement and it does not hold itself out as advising, or any of its employees or agents as having the authority to advise, the other party as to whether or not it shouid enter into any transaction or as to any subsequent action relating thereto or any other commercial matters concerned with the Transaction, and it shall have no responsibility whatsoever in respect of any advice of this nature given, or views expressed, by it to any of such persons to the other party, whether or not such advice is given or such views are expressed at the request of the other party; (d) it has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent it has deemed necessary, and it has made its own investment, hedging and trading decisions based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by the other party; and (e) it is entering into the Transaction with a full understanding of the terms, conditions and risks thereof and it is capable of assessing and is willing to assume those risks.

Offices:

The office of CSN MADEIRA for this Transaction is Avenida Zarco No 2, 2nd Floor, Freguesia da Sé, Conselho de Funchal, ZIP 900-069.

The office of FRUHLING for this Transaction is UBS House, 227 Elgin Avenue, Grand Cayman, Cayman islands

Jurisdiction:
This Transaction will be governed by and construed in accordance with New York Law.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Confirmation enclosed for that purpose and returning it to us or by sending to us a letter or telex substantially similar to this letter, which letter or telex sets forth the material terms of the Transaction to which this Confirmation relates and indicates your agreement to those terms.